Exhibit  21

                            SUBSIDIARIES OF THE SMALL

                                 BUSINESS ISSUER

The Registrant has two wholly-owned subsidiaries.

o    Saratoga Telecom Corp. incorporated in the State of Nevada in 1999.
o    Virtual Media Group Inc. incorporated in the state of Washington in 2000.



                                      E-3

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